Exhibit 99.1

Contact:

Kevin Rakin	Rhonda Chiger (investors)
President & Chief Executive Officer	Rx Communications Group
Genaissance Pharmaceuticals, Inc.	(917) 322-2569
(203) 773-1450	rchiger@RxIR.com
k.rakin@genaissance.com
Tom Redington (media)
Redington, Inc.
(203) 222-7399
tredington@redingtoninc.com

For Immediate Release

Genaissance Pharmaceuticals Obtains $4.5 Million Secured Debt Financing

New Haven, CT, April 22, 2005 – Genaissance Pharmaceuticals, Inc. (Nasdaq: GNSC) today announced it closed on a two-year, $4.5 million loan with Xmark Funds and affiliates.

Proceeds from the loan were used to repay the remaining $2.5 million term loan with Comerica Bank and to provide additional working capital.  Genaissance also issued warrants to Xmark Funds and affiliates to purchase an aggregate of two million shares of Genaissance common stock at $2.25 per share.  In addition, Genaissance granted registration rights with respect to the shares underlying the warrants.

The loan bears interest at five percent and has no scheduled principal payments.  Principal is due in full on April 21, 2007, or earlier, depending on the Company’s cash liquidity.  “This funding enhances our cash flow and overall liquidity, as there are no longer scheduled principal payments or minimum cash balance requirements.  We are pleased that Xmark has provided this funding and appreciate their confidence in our business,” said Kevin Rakin, President & Chief Executive Officer of Genaissance.

Genaissance Pharmaceuticals, Inc. is developing innovative products based on its proprietary pharmacogenomic technology and has a revenue-generating business in DNA and pharmacogenomic products and services.  Genaissance also markets its proprietary FAMILION™ Test, designed to detect mutations responsible for causing Familial Long QT and Brugada Syndromes, two causes of sudden cardiac death.  The Company’s product development strategy is focused on drug candidates with promising clinical profiles and finding genetic markers to identify a responsive patient population.  This strategy is designed to enable Genaissance to leverage existing clinical data and, thus, reduce the costs and risks associated with traditional drug development and increase the probability of clinical success and commercialization.  The Company’s lead therapeutic product, vilazodone for depression, is in Phase II of development.  For more information on Genaissance, visit the Company’s website at: www.genaissance.com.

This press release contains forward-looking statements, including statements about the expected growth and development of Genaissance’s business, such as Genaissance’s ability to effectively complete its vilazodone and clozapine programs, detect associations between clinical outcomes and genetic variation, the ability to assess how genetic variation can affect drug response, efforts to build a drug candidate pipeline, the timing and outcome of its genetic testing programs and the ability of Genaissance to apply its technologies to the development, marketing and prescribing of drugs and Genaissance’s ability to detect associations between clinical outcomes and genetic variation.  Such statements are subject to certain factors, risks and uncertainties that may cause actual results, events and performance to differ materially from those referred to in such statements, including, but not limited to, Genaissance’s ability to fund its drug development efforts, the extent to which genetic markers (haplotypes) are predictive of clinical outcomes and drug efficacy and safety, the attraction of new business and strategic partners, the adoption of the Company’s technologies by the pharmaceutical industry, the acceptance of the Company’s cardiac tests by health care providers, the timing and success of clinical trials, competition from pharmaceutical, biotechnology and diagnostics companies, the strength of the Company’s intellectual property rights and those risks identified in the Annual Report on Form 10-K for the year ended December 31, 2004, filed with the Securities and Exchange Commission on March 15, 2005, and in other filings the Company makes with the Securities and Exchange Commission from time to time.  The forward-looking statements contained herein represent the judgment of Genaissance as of the date of this release.  Genaissance disclaims any obligation to update any forward-looking statement.

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